SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number  333-14253
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                         MLCC Mortgage Investors, Inc.
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            (Exact name of registrant as specified in its charter)

  4802 Deer Lake Drive East, Jacksonville, FL 32246-6784, Tel: (904) 218-6000
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       $689,500,000 Class A Certificates
      Mortgage Loan Asset Backed Pass-Through Certificates, Series 1999-A
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    |_|             Rule 12h-3(b)(1)(ii)   |_|
     Rule 12g-4(a)(1)(ii)   |_|             Rule 12h-3(b)(2)(i)    |_|
     Rule 12g-4(a)(2)(i)    |_|             Rule 12h-3(b)(2)(ii)   |_|
     Rule 12g-4(a)(2)(ii)   |_|             Rule 15d-6             |X|
     Rule 12h-3(b)(1)(i)    |_|

          Approximate number of holders of record as of the certification or notice date: 17 (number of participants in The Depository Trust Company holding interests in book-entry form in the Class A Certificates as of December 31, 1999)

          Pursuant to the requirements of the Securities Exchange Act of 1934, MLCC Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 12, 2003            BY: /s/ Kevin O'Hanlon
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                                       Name:  Kevin O'Hanlon
                                       Title:  Chairman, President and Director